Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our reports dated February 28, 2013, relating to the financial statements of Halcón Resources Corporation, and the effectiveness of Halcón Resources Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Halcón Resources Corporation for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
April 12, 2013